Exhibit 3.2

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

OF

NEW GGP, INC.

It is hereby certified that:

1.  The name of the corporation (hereinafter called the “Corporation”) is New GGP, Inc.

2.  The Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV in its entirety and inserting the following:

ARTICLE IV

A.                                   Classes and Number of Shares.  The total number of shares of all classes of capital stock that the Corporation shall have authority to issue is Eleven Billion Five Hundred Million (11,500,000,000) shares, consisting of (i) Five Hundred Million (500,000,000) shares of preferred stock, par value $0.01 per share (the “Preferred Stock”), and (ii) Eleven Billion (11,000,000,000) shares of common stock, par value $0.01 per share (the “Common Stock”).

B.                                     Common Stock.  The holders of outstanding shares of Common Stock shall have the right to vote on all questions to the exclusion of all other stockholders, each holder of record of Common Stock being entitled to one vote for each share of Common Stock standing in the name of the stockholder on the books of the Corporation, except as may be provided in this Certificate of Incorporation, as it may be amended from time to time (the “Certificate of Incorporation”), in a Preferred Stock Designation (as hereinafter defined), or as required by law.

C.                                     Preferred Stock.  The Preferred Stock may be issued from time to time in one or more series.  The Board of Directors is hereby authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate of designations pursuant to the applicable law of the State of Delaware (hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time for each such series the number of shares to be included in each such series and to fix the designations, powers, rights and preferences of the shares of each such series, and the qualifications, limitations and restrictions thereof.  The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, determination of the following:

(1)                                  The designation of the series, which may be by distinguishing number, letter or title.

(2)                                  The number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding).

(3)                                  Whether dividends, if any, shall be paid, and, if paid, the date or dates upon which, or other times at which, such dividends shall be payable, whether such dividends shall be cumulative or noncumulative, the rate of such dividends (which may be variable) and the relative preference in payment of dividends of such series.

(4)                                  The redemption provisions and price or prices, if any, for shares of the series.

(5)                                  The terms and amounts of any sinking fund or similar fund provided for the purchase or redemption of shares of the series.

(6)                                  The amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

(7)                                  Whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices, or rate or rates, any adjustments thereto, the date or dates on which such shares shall be convertible and all other terms and conditions upon which such conversion may be made.

(8)                                  Restrictions on the issuance of shares of the same series or of any other class or series.

(9)                                  The voting rights, if any, of the holders of shares of the series.

D.                                    Issuance of Rights to Purchase Securities and Other Property.  Subject to the express rights of the holders of any series of Preferred Stock, if any outstanding, but only to the extent expressly set forth in the Preferred Stock Designation with respect thereto, the Board of Directors is hereby authorized to create and to authorize and direct the issuance (on either a pro rata or a non-pro rata basis) by the Corporation of rights, options and warrants for the purchase of shares of capital stock of the Corporation or other securities of the Corporation, at such times, in such amounts, to such persons, for such consideration, with such form and content (including without limitation the consideration for which any shares of capital stock of the Corporation or other securities of the Corporation are to be issued) and upon such terms and conditions as it may, from time to time, determine upon, subject only to the restrictions, limitations, conditions and requirements imposed by the DGCL, other applicable laws and this Certificate of Incorporation.

3.  The amendment of the Corporation’s Certificate of Incorporation herein certified has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

Signed on October 27, 2010

/s/ Linda J. Wight
Linda J. Wight, Assistant Secretary